EXHIBIT 10(a)
CAMPBELL SOUP COMPANY
SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES
(as amended and restated effective January 1, 2006)
     Campbell Soup Company established the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Plan”) primarily to assist former U.S. Salaried Employees while seeking other employment. The Plan is intended to be and will be administered as an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.
I.	PURPOSE
1.1	The purpose of the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Plan”) is: (a) to set forth the terms and circumstances under which U.S. Salaried Employees of the Company whose employment is terminated may be eligible for severance benefits; and (b) to set forth the terms under which eligible Salaried Employees will be provided with severance benefits.

This Plan, along with the Campbell Soup Company Supplemental Severance Pay Policy for Exempt Salaried Employees, as amended and restated effective January 1, 2006, supersedes and replaces all prior policies or plans for Salaried Employees regarding severance benefits, except for severance policies, plans or agreements that are effective in the event of a change in control of the Company.
II.	DEFINITIONS
2.1	“Company” means Campbell Soup Company and all wholly-owned U.S. subsidiaries and affiliates, unless the Chief Executive Officer of Campbell Soup Company has excluded such subsidiary or affiliate from participating in the Plan.

2.2	“Compensation Limit” means the indexed compensation limit set forth in section 401(a)(17) of the Internal Revenue Code, which for calendar year 2006 is $220,000.

2.3	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.4	“Plan” means the Campbell Soup Company Severance Pay Plan for Salaried Employees, as amended and restated, effective January 1, 2006.

2.5	“Plan Administrator” means the chief Human Resources executive of Campbell Soup Company.

2.6	“Salaried Employee” means an individual (a) who is employed by the Company, (b) in a regular salaried full-time or part-time position regularly scheduled to work 20 hours or more per week, and (c) who receives a regular and stated compensation other than a pension, retainer or fees for consulting services rendered.

Salaried Employee shall not include an employee who is classified as a temporary employee, or who is paid on an hourly basis, or who is a member of a bargaining unit, or whose employment by the Company is covered by a written employment contract. In addition, Salaried Employee shall not include individuals who are contract employees or who have represented themselves to be independent contractors, or persons who the Company does not consider to be employees or other similarly situated individuals regardless of whether the individual is a common law employee of the Company. Notwithstanding anything herein to the contrary, the term “Salaried Employee” shall not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or a regulatory body as a common law employee of such Company.

2.7	“Supplemental Severance Plan” means the Campbell Soup Company Supplemental Severance Pay Policy for Exempt Salaried Employees, as amended and restated, effective January 1, 2006.

2.8	“Weekly Salary Rate” means the Salaried Employee’s annual base salary at the time of termination, excluding overtime pay, bonus or incentive payments, or other allowances, divided by 52 weeks.

2.9	“Years of Service” means the total number of years of continuous employment rendered as a regular employee of the Company and all its wholly-owned subsidiaries and affiliates since the employee’s most recent date of hire. Years of Service shall be full years; in the final year of employment, service of six full months or more will be counted as one year.

In addition to service with the Company, continuous years of employment with an enterprise, the assets or stock of which is acquired by the Company, shall be counted as years of service with the Company, unless Campbell Soup Company excludes such prior service with the acquired enterprise.
III.	ELIGIBILITY FOR SEVERANCE PAY
3.1	Eligible Terminations.
(a)	General. A Salaried Employee whose separation from employment by the Company due to one of the following events shall be eligible for severance pay: (1) economic or organizational changes resulting in job elimination or consolidation or (2) reduction in work force; provided such Salaried

Employee executes a release of claims as set forth in Article VI herein.

(b)	Specific Events. If any part, unit or function of the Company is divested, outsourced, closed, or relocated to a different geographical area, the determination of which shall be within the Company’s sole discretion, Salaried Employees working in such part, unit or function of the Company who are terminated by the Company as a direct result of the divestiture, outsourcing, closing or relocation shall be eligible for severance pay; provided such Salaried Employee executes a release of claims as set forth in Article VI herein. Eligibility for severance pay will be forfeited if a Salaried Employee resigns voluntarily prior to the termination date selected by the Company.

(c)	Exceptions. Notwithstanding anything in the Plan to the contrary, a Salaried Employee who experiences an otherwise eligible termination will not be provided with severance pay if such Salaried Employee: (1) continues employment with or is hired by the buyer, the Company or the third party outsourcing firm in accordance with the terms of the applicable purchase and sales agreement, in the case of a buyer, or the terms of the applicable outsourcing contract, in the case of a third party outsourcing firm; or (2) is offered, but elects not to accept, a position of employment with the buyer, the Company or the third party outsourcing firm, in the same geographical area at the same or equivalent grade level (the determination of which shall be in the Company’s sole discretion), except as the Company may determine otherwise.

In addition, a Salaried Employee whose resignation is requested, or who is terminated by the Company for unsatisfactory job performance as determined by the Company, shall not be eligible for severance pay under the Plan, except as the Company in its sole discretion may determine otherwise.

Notwithstanding anything herein to the contrary, a Salaried Employee who is terminated from his/her position through Company-initiated action shall not be eligible to receive severance pay under the Plan if the Salaried Employee refuses to accept another position of employment with the Company in the same geographical area at or above such Salaried Employee’s current grade level (as determined by the Company in its sole discretion), except as the Company may determine otherwise.
3.2	IneligibleTerminations. Salaried Employees whose separation from employment is due to one of the following events shall not be eligible for severance pay under the Plan: (a) resignation; (b) retirement; (c) termination for cause, as determined by the Company in its sole discretion; (d) violation of a Company policy which provides that violation may result in disciplinary action including termination; (e) death; (f) disability; (g) failure to return at the end of an approved leave of absence (including medical leave of absence); (h) job abandonment; (i) termination as a result of causes beyond the control of the Company; or (j) a change in ownership of an entity, facility, or business unit of the Company or a change in control of the Company.
IV.	NOTICE OF TERMINATION/NOTICE PAY
4.1	Eligible non-exempt Salaried Employees shall receive two weeks’ notice prior to termination. Eligible exempt Salaried Employees basis shall receive four weeks’ notice prior to termination. In either case, eligible Salaried Employees may, at the Company’s option, receive payment in lieu of notice. Severance payments shall be in addition to such notice or payments made in lieu of notice.
V.	SEVERANCE FORMULA
5.1	Calculation of Payments. All severance payments shall be calculated based upon the Salaried Employee’s Weekly Salary Rate.
(a)	Non-Exempt Salaried Employee. Severance payments for a non-exempt Salaried Employee shall be calculated as follows: severance pay of two weeks’ pay, plus one week of pay for each Year of Service through fifteen Years of Service, and two weeks of pay for each Year of Service in excess of fifteen Years of Service; provided, however, that no non-exempt Salaried Employee shall receive more than 52 weeks of severance pay regardless of the number of his or her Years of Service.
(b)	Exempt Salaried Employee. Subject to Section 5.2 below, severance payments for an exempt Salaried Employee shall be determined on the basis of the Salaried Employee’s grade level on the date of employment termination as set forth below. In addition, exempt Salaried Employees may be eligible for additional severance benefits under the Supplemental Severance Plan based upon their Years of Service.

Grade Level	Severance Formula
10-28	Base Severance: 4 weeks of pay
30-34	Base Severance: 8 weeks of pay
36-40	Base Severance: 16 weeks of pay
42-44	Base Severance: 52 weeks of pay
46 and above	Base Severance: 26 weeks of pay
5.2	Maximum Severance Payment. The above payment schedule notwithstanding, the maximum severance payment to any Salaried Employee under the Plan is limited to the Compensation Limit.

VI.	RELEASE OF CLAIMS
6.1	In order to receive severance pay or other benefits under the Plan, Salaried Employees who experience an eligible termination and become eligible for severance pay must execute a Severance Agreement and General Release satisfactory to the Company.
VII.	TIMING OF SEVERANCE PAY AND OTHER BENEFITS
7.1	Timing of Severance Payments. Severance pay shall be paid in installments according to the Salaried Employee’s regular payroll schedule.

7.2	Other Benefits.
(a)	Ongoing Benefits.
(1)	Pension Plan. Eligibility for pension benefits when a Salaried Employee begins to receive severance payments shall not preclude eligibility for severance payments nor may one be offset against the other.

(2)	Savings and Thrift Plans. To the extent that a Salaried Employee is otherwise eligible, vesting in any Company contributions in the Campbell Soup Company Savings Plus Plan for Salaried Employees (the “Savings Plan”) or any similar Company-sponsored qualified savings plan will continue for the period of the severance payments. Former Salaried Employees shall not be able to make contributions to the Savings Plan or any similar Company-sponsored qualified savings plan nor be eligible for matching contributions after their termination date.

(3)	Medical and Life Insurance. Participation in the Campbell Soup Company group life insurance and medical plans will continue until the end of the severance payment period or until the recipient is eligible for benefit coverage from another employer, whichever occurs first. Deductions for continuing Company benefits will be made from the severance payments. The recipient shall be deemed to be an employee solely for the limited purpose of participation in the above-named benefit plans.
(b)	Terminated Benefits. A Salaried Employee’s eligibility for and participation in Campbell Soup Company’s short-term and long-term disability plans, salary continuation plan, business travel and accident insurance, supplemental accident insurance, and all other benefit programs cease according to the terms of the respective plans. The coordination of severance payments with benefits provided by an applicable short-term or long-term disability plan will be in accordance with the terms of such plans. Participation in future Campbell Soup Company stock option awards, restricted stock grants and Campbell Soup Company-sponsored long term incentive programs shall cease upon termination of employment. The vesting of any awards granted prior to a Salaried Employee’s termination shall be subject to the terms and conditions of the applicable the long term incentive program under which such award was issued.

Subject to applicable state wage laws, vacation pay due at the time of termination shall be paid in installment payments, which shall be paid prior to installment severance payments.
VIII.	REHIRING
8.1	Rehire During Severance Pay Period. If a terminated Salaried Employee is rehired by the Company during the period in which severance payments are being made, severance payments shall cease.

8.2	Rehire After Severance Pay Period. If a terminated Salaried Employee is rehired by the Company after the receipt of all severance payments due under the Plan, no repayment of previously paid severance shall be required.

8.3	Effect of Rehire Upon Future Severance Payments. Years of Service shall not be counted twice in the career of any Salaried Employee for Plan purposes if a terminated Salaried Employee is rehired by the Company after the receipt of all severance payments due under the Plan and the Supplemental Severance Plan, if applicable. Thus, if a Salaried Employee is rehired after receiving all severance payments due under the Plan or a predecessor plan or policy and the Supplemental Severance Plan, if applicable, Years of Service shall be counted from such Salaried Employee’s most recent date of rehire for the purposes of calculating severance pay in the event of a subsequent eligible termination of such Salaried Employee. If, however, a Salaried Employee is rehired during his or her severance pay period prior to the payment of all severance payments due under the Plan and the Supplemental Severance Plan, if applicable, all of his or her Years of Service shall be restored to such rehired Salaried Employee for the purposes of calculating future severance pay, if otherwise eligible under the terms of the Plan.
IX.	ADMINISTRATION
9.1	Plan Administrator. The Plan Administrator has full and exclusive authority to construe, interpret, and administer, in his or her sole discretion, any and all provisions of the Plan. The Plan Administrator has full and exclusive authority to consider and decide, in his or her sole discretion, all questions (of fact or otherwise) in connection with the administration of the Plan and any claim arising under the Plan. Decisions or actions of the Plan Administrator with regard to the Plan are conclusive and binding. The Plan Administrator may maintain such procedures and records as he or she deems necessary or appropriate. The Plan Administrator may delegate his or her powers.
9.2	Claims Procedure.
(a)	Generally, Salaried Employees need not file a claim to receive benefits under the Plan. If, however, severance benefits are denied, a person making the claim for severance benefits (the “Claimant”) may appeal by filing a written notice of appeal with the Plan Administrator or his or her delegate within sixty (60) days after the denial of the severance benefit. To the extent the Plan Administrator has delegated review authority, the delegate shall possess the authority necessary to construe, interpret, and administer the Plan, including the authority to consider and decide all questions (of fact or otherwise) in connection with claims arising under the Plan. The Plan Administrator or his or her delegate will conduct a full and fair review, which will provide for the Claimant’s right:
(1)	to be represented by an individual whom the Company determines has been properly authorized to act on Claimant’s behalf;

(2)	to present written comments, documents, records, and any other information relating to the Claimant’s claim for benefits under the Plan;

(3)	to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)	to have all comments, documents, records, and other information submitted by the Claimant relating to the claim reviewed.
(b)	The Plan Administrator or the delegate’s decision will be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the Plan Administrator determines that circumstances require such extension.

(c)	The Plan Administrator, or the delegate, will promptly provide a Claimant with a written decision in a manner calculated to be understood by the Claimant setting forth:
(1)	findings of fact;

(2)	the specific reason or reasons for the denial;

(3)	specific reference to pertinent Plan provisions on which the denial is based;

(4)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(5)	a statement of the Claimant’s right to bring an action under ERISA.
9.3	Exhaustion of Remedies; Limitation Period. A Claimant must follow the claims and appeal procedures described in Section 9.2 of the Plan before taking action in any other forum regarding a claim for benefits under the Plan. Any suit or legal action initiated by a Claimant under the Plan must be brought no later than one year following a final decision on the claim by the Plan Administrator. This one-year limitation period on suits for benefits applies in any forum where a Claimant initiates such suit or legal action.
X.	AMENDMENT AND TERMINATION
10.1	The Chief Executive Officer of Campbell Soup Company reserves the right to amend, modify, suspend, or terminate the Plan in any respect, at any time, and without notice. Such amendment may include, without limitation, discontinuing payments to Salaried Employees. The Chief Executive Officer of Campbell Soup Company may delegate his authority to make certain amendments to the Plan to the chief Human Resources executive of Campbell Soup Company; however, such amendment authority shall be limited to amendments that do not increase the benefits available under the Plan, unless otherwise required by law, or substantially change the form of benefits provided under the Plan.

Notwithstanding the foregoing, no amendment shall have the effect of modifying or reducing severance payments that have commenced to former Salaried Employees who have been terminated before the adoption of such amendment.
XI.	GENERAL PROVISIONS
11.1	Participant’s Rights Unsecured and Unfunded. The Plan at all times will be entirely unfunded. No assets of the Company will be segregated or earmarked to represent the liability for benefits under the Plan. The right of a Salaried Employee to receive a payment under the Plan will be an unsecured claim against the general assets of the Company. All payments under the Plan will be made from the general assets of the Company. Notwithstanding anything in this Plan, no Salaried Employee, or any other person, may acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company.

11.2	No Enlargement of Employee Rights. Neither the establishment of the Plan nor any action of the Company or any other person or entity may be held or construed to confer upon any person any legal right to continue employment with the Company. In this regard, the Company expressly reserves the right to discharge any Salaried Employee, at any time, for any reason, in its sole discretion and judgment.

11.3	Non-Alienation. Except as set forth in Section 7.2(a)(3) of the Plan, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan may be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind. Nor may such interest to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Notwithstanding the foregoing, the Company shall have the unrestricted right and power to set off against, or recover out of any severance payments, any amounts owed or which become owed, to the Company by the Salaried Employee to the extent permitted by law.

11.4	Applicable Law. The Plan will be construed and administered in accordance with the provisions of ERISA. To the extent ERISA does not apply, the Plan will be construed and administered in accordance with New Jersey law without regard to conflict of laws.

11.5	Taxes. The Company will withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state, or local law, as applicable.

11.6	Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined solely by Campbell Soup Company, the provision will be considered ambiguous and will be interpreted by Campbell Soup Company in a fashion consistent with its intent, as determined solely by Campbell Soup Company. The Chief Executive Officer of Campbell Soup Company or his delegate may amend the Plan retroactively to cure any such ambiguity.

11.7	Excess Payments. If the Weekly Salary Rate, Years of Service, or any other relevant fact relating to the determination of the Plan benefit is found to have been misstated or mistaken for any reason (fact or law), the Plan benefit payable will be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement or mistake will be refunded to the Company or withheld by the Company from any further amounts otherwise payable under the Plan.

11.8	Impact on Other Benefits. Amounts paid under the Plan will not be included in a Salaried Employee’s compensation for purposes of calculating benefits under any other plan, program, or arrangement sponsored by the Company, unless such plan, program, or arrangement expressly provides that amounts paid under the Plan will be included.

11.9	Usage of Terms and Headings. Words in the masculine gender include the feminine, and vice versa, unless qualified by the context. Words used in the singular include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

11.10	Effective Date. The Plan is effective on January 1, 2006.